Exhibit 21.1

___________________________

Subsidiary	State of Organization

Next Marketing, Inc.	Delaware

Blue Sky Graphics, Inc.	Delaware

Lil’ Fan, Inc.	Delaware

Choice International, Inc.	Delaware

CMJ Ventures, Inc.	Florida